Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 6, 2017 (this “First Supplemental Indenture”), to the Indenture dated as of June 30, 2015 (the “Indenture”) between Impax Laboratories, Inc. (the “Company”), a Delaware corporation, and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”). Each term used herein which is defined in the Indenture has the meaning assigned to such term in the Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern.

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered the Indenture to provide for the issuance by the Company of a series of securities known as its 2.00% Convertible Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 10.02 of the Indenture provides, inter alia, that under certain circumstances, the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, the Company has distributed a Consent Solicitation Statement, dated as of October 30, 2017 (the “Statement”), to the Holders in connection with the solicitation of such Holders’ consent to certain proposed amendments to the Indenture;

WHEREAS, pursuant to the Statement, the Requisite Consents have been received, and evidence of such consents has been provided by the Company to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this First Supplemental Indenture have been complied with as of the date hereof;

NOW, THEREFORE, for and in consideration of the premises contained herein and intending to be legally bound, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Section 4.05 of the Indenture is hereby amended by inserting the underlined language and removing the struck-through language below:

Section 4.05. Existence. Subject to Article 11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its ~~corporate~~ existence as an entity; provided that this Section 4.05 shall not prohibit the Company from consummating the Transactions (as defined in that certain Business Combination Agreement dated as of October 17, 2017 among the Company, Atlas Holdings, Inc., K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC ( as amended pursuant to the terms thereof from time to time, the “Business Combination Agreement”)), including by conversion to a limited liability company or other organizational form.

Section 1.2 Section 4.06(a) of the Indenture is hereby amended by inserting the underlined language below:

Section 4.06. Rule 144A Information Requirement and Annual Reports. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A; provided that following the consummation of the Transactions, the Company will be deemed to have satisfied the reporting requirements referred to above if any parent entity of the Company (including Amneal Pharmaceuticals, Inc.) has delivered such information with respect to the parent entity in lieu of the Company.

EXECUTION VERSION

Section 1.3 The following provision shall be inserted as Section 4.10 of the Indenture:

Section 4.10. Special Offer to Repurchase Notes. (a) The Company shall, not more than 10 Business Days following the date of the consummation of the Transactions, commence an offer (a “Special Tender Offer”) to Holders to repurchase for cash all of the outstanding Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “Special Tender Date”) specified by the Company at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Special Tender Date (the “Special Tender Price”), unless the Special Tender Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay on the Special Tender Date the full amount of accrued and unpaid interest to, but excluding, the Interest Payment Date to which the Record Date pertains, to Holders of record as of such Regular Record Date, and the Special Tender Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Section 4.10.

(b) In connection with any Special Tender Offer, the Company will, if required, (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act; (ii) file a Schedule TO or any other required schedule under the Exchange Act; and (iii) otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes, in each case, so as to permit the rights and obligations under this Section 4.10 to be exercised in the time and in the manner specified in this Section 4.10.

Section 1.4 The following provision shall be inserted as Section 4.11 of the Indenture:

Section 4.11. Transactions Permitted. Notwithstanding any other provision of this Indenture, the Transactions and the consummation thereof are, for the avoidance of doubt, permitted under and not prohibited by this Indenture and shall, provided that the Company complies with Section 4.10, be deemed not to result in any default or Event of Default under this Indenture.

Section 1.5 The Indenture and each Global Note, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this First Supplemental Indenture, and giving effect to the amendments set forth in Sections 1.1, 1.2, 1.3 and 1.4 hereof.

ARTICLE II

MISCELLANEOUS

Section 2.1 Conflict with Indenture.

To the extent not expressly amended or modified by this First Supplemental Indenture, the Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture is inconsistent with any provision of the Indenture, the provision of this First Supplemental Indenture shall control.

Section 2.2 Effectiveness.

The provisions of this First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this First Supplemental Indenture shall become operative only upon the payment of the Consent Payment (as defined in the Statement), with the result that the amendments to the Indenture effected by this First Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if the payment of the Consent Payment shall not occur.

EXECUTION VERSION

Section 2.3    Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.4    Successors.

All agreements of the Company and the Trustee in the Indenture and as amended by this First Supplemental Indenture shall bind their respective successors.

Section 2.5    Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.6    The Trustee.

The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the trustee assumes no responsibility for the correctness thereof.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first written.

IMPAX LABORATORIES, INC.

By:	/s/ Bryan M. Reasons
Name:	Bryan M. Reasons
Title:	SVP and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris
Name:	W. Thomas Morris
Title:	Vice President